UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 8, 2022

Odyssey Semiconductor Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-234741	84-1766761
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Brown Road

Ithaca, NY 14850

  (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (607) 351-9768

N/A

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01. Entry into a Material Definitive Agreement

On August 8, 2022, Odyssey Semiconductor Technologies, Inc. (the “Company”) issued a secured convertible promissory note in the amount of $1,250,000 (the “Promissory Note”) to a trust of which the Company’s Chairman, John Edmunds, is the trustee, pursuant to certain Subscription Agreement (the “Subscription Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”).

The Promissory Note was issued as part of a private placement (the “Offering”) for sale up to $3,750,000 of secured convertible promissory notes (collectively, the “Promissory Notes”) for a period until August 15, 2022, unless extended at the option of the Company in its sole discretion for a period of thirty (30) business days.

The Promissory Notes bear interest at a rate of ten percent (10%) per annum, on a non-compounding basis, and are due and payable on the earlier of (i) the date upon which the Promissory Notes are converted into equity securities of the Company, or (ii) at maturity in twelve (12) months. All interest due shall be paid in shares of the Company’s common stock, which shall be valued at a price equal to the average of the last 20 trading days’ closing price of the Company’s common stock, commencing on the date immediately preceding the date of conversion for purposes of the interest computation. The Promissory Notes may be convertible anytime at the discretion of the holders into shares of common stock of the Company at a price equal to the average of the last 20 trading days’ closing price, or automatically converted upon the closing of a public offering of the Company’s common stock with aggregate proceeds of at least $5 million at a 15% discount to the per share public offering price.

Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement to register the resale of the shares of common stock issuable upon the conversion of the Promissory Notes within 60 calendar days after the final closing of the Offering and cause the registration statement to be declared effective by the Securities and Exchange Commission within 90 calendar days after the filing of the registration statement. In addition, the Company agrees to keep such registration statement effective for a period of two (2) years after its effective date or for such shorter period ending on the date on which all securities registered thereunder have been sold.

The forms of the Promissory Notes, the Subscription Agreement and the Registration Rights Agreement are filed as exhibits to this Current Report on Form 8-K. The descriptions above are qualified in their entirety by reference to the full text of these documents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure included under Item 1.01 above is incorporated by reference to this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure included under Item 1.01 above is incorporated by reference to this Item 3.02. The Offering is intended to be offered in reliance upon the exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated thereunder.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 7.01. Regulation FD Disclosure

On August 8, 2022, the Company published a press release regarding the Offering and the issuance of Promissory Note.

On August 9, 2022, the Company published a press release regarding its financial results for the second quarter of 2022. On the same day, the Company held an earnings call regarding the financial results for the second quarter of 2022.

Copies of the press releases and the presentation slides of the earnings call are furnished hereto as Exhibits 99.1 99.2 and 99.3, respectively. The information contained in this Item 7.01 of the Current Report on Form 8-K (including Exhibits 99.1 99.2 and 99.3) is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.

Item	9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Secured Convertible Promissory Note
10.2	Form of Subscription Agreement
10.3	Form of Registration Rights Agreement
99.1	Press Release dated August 8, 2022
99.2	Press Release dated August 9, 2022
99.3	Presentation dated August 9, 2022
104	Cover Pager Interactive Data File, formatted in Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 9, 2022

Odyssey Semiconductor Technologies, Inc.

By:	/s/ Mark Davidson
Name: Mark Davidson
Title: Chief Executive Officer